Exhibit 99

Media Contacts: Laura Novak/Lindsay Burns
Hill & Knowlton
(212) 885-0331/ (212) 885-0510
laura.novak@hillandknowlton.com
lindsay.burns@hillandknowlton.com

Investor Relations Contact: Roxanne Butler
(317) 282-2659
investor.relations@iflyata.com

For Immediate Release

ATA Holdings Corp. Announces Appointment of Co-Chief Restructuring Officer

ATA Airlines’ Senior Management Reorganized

Indianapolis, January 24, 2005—ATA Holdings Corp. (ATAHQ) announced today that it has named John G. Denison to the position of Co-Chief Restructuring Officer.  Denison will work with ATA management to restructure the Company’s operations, and help prepare the Company’s plan of reorganization, a requirement for emergence from bankruptcy.

Denison retired from Southwest Airlines as Executive Vice President of Corporate Services in 2001, after 15 years with the low-cost carrier.  Denison also held the position of Chief Financial Officer.  Prior to joining Southwest Airlines, Denison held various finance positions with The LTV Corporation and Chrysler Corporation.

Other Management Announcements at ATA Holdings Corp:

Douglas F. Yakola has been named Senior Vice President of Customers and Ground Operations.  Yakola will be responsible for most of the Company’s front-line employees who deal with customers, including flight attendants, reservations, customer service, ramp and cargo employees.  In addition, Yakola will be responsible for real estate and airport affairs functions. Yakola, who joined ATA in 2003, has served as Vice President of Station Operations.  Prior to joining ATA, Yakola worked for nearly two decades at Northwest Airlines in finance and operations positions.

Captain John W. Graber has been named Senior Vice President of Flight Operations and Maintenance.  Graber will be responsible for the Company’s flight operations, maintenance, security and safety employees.  Graber joined ATA in 1993, and is a Boeing 737 instructor pilot.  Graber has held the position of Director of Flight Standards and Training, and most recently served as System Chief Pilot.

Glen A. Baker has been named Vice President and Chief Information Officer. Baker will be responsible for all corporate information systems and strategies. Baker, who joined ATA in 1982, has held numerous technology management positions including his most recent role as Vice President of Information Services.

Rick A. Barnett has been named Vice President of Strategic Sourcing.  Barnett will manage most of the Company’s purchasing activities.  As a part of this role, Barnett will be responsible for refleeting the airline as it restructures its routes.  Barnett, who joined ATA in 1996 as Director of Aviation Materials, most recently served as Director of Supply Chain Management where he led all corporate and technical procurement activities. Prior to joining ATA eight years ago, Barnett held various technical material management positions at FedEx over two decades.

Since filing for Chapter 11 reorganization on October 26, 2004, ATA has reduced its officer ranks from 21 to 16 as a part of its overall restructuring effort.

Now in its 32nd year of operation, ATA remains a prominent airline at Indianapolis and Chicago-Midway with significant scheduled service to over 30 business and vacation destinations. For more information, visit www.ata.com.

# # #